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                                                                    EXHIBIT 10.2


                       STOCK APPRECIATION RIGHTS AGREEMENT

                                 PURSUANT TO THE

                        CHESAPEAKE UTILITIES CORPORATION
                           PERFORMANCE INCENTIVE PLAN



      AGREEMENT dated as of January 1, 2000, and entered into, in duplicate, by and between Chesapeake Utilities Corporation, a Delaware corporation (the "Company"), and [William C. Boyles / Philip S. Barefoot / Thomas A. Geoffroy / James R. Schneider / William P. Schneider] (the "Grantee") who resides at [address].

      WITNESSETH that:

      WHEREAS, the Chesapeake Utilities Corporation Performance Incentive Plan (the "Plan") has been duly adopted by action of the Company's Board of Directors (the "Board") as of January 1, 1992; and

      WHEREAS, the Committee of the Board of Directors of the Company referred to in the Plan (the "Committee") has determined that it is in the best interests of the Company to grant the Stock Appreciation Rights Award described herein pursuant to the Plan; and

      WHEREAS, the shares of the Common Stock of the Company that are subject to Stock Appreciation Rights under this Agreement, when added to the other shares of Common Stock that are subject to awards granted under the Plan, do not exceed the total number of shares of Common Stock with respect to which awards are authorized to be granted under the Plan;

      NOW, THEREFORE, it is hereby covenanted and agreed by and between the Company and the Grantee as follows:

      Section 1.  Stock Appreciation Rights Award

      The Company hereby grants to the Grantee a Stock Appreciation Rights Award (the "Award") for the year ending December 31, 2000 (the "Award Year"). As more fully described herein, the Award consists of Stock Appreciation Rights (the "Rights") on a maximum total of [X,XXX] shares of the Company's Common Stock (par value $.4867 per share). Subject to the employment restrictions in Section 4(d), the Grantee may exercise Rights on [X,XXX] shares (the "Service-Based Stock Appreciation Rights") on or after December 31, 2000, and he may exercise Rights on up to [X,XXX] shares (the "Performance-Based Stock Appreciation Rights") upon the Company's achievement of the Performance Goals set forth in
Section 3.

      When the Grantee exercises Rights, he will receive a cash payment equal to the amount by which the Fair Market Value of one share of Common Stock on the date of exercise exceeds the Fair Market Value of one share of Common Stock on the date of grant, multiplied by the number of shares with respect to which Rights are exercised. For purposes of the exercise of the Rights under this Agreement, the Fair Market Value of one (1) share of Common Stock on the date of grant is as of the close of business on December 31, 1999.

      The Grantee's exercise of Rights is subject to the other restrictions set forth in this Agreement. In no event may the Grantee exercise Rights after December 31, 2005 (the "Expiration Date").
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      Section 2.  Service-Based Stock Appreciation Rights

      Subject to the employment restrictions in Section 4(d), the Rights on [X,XXX] shares become exercisable at the end of the Award Year. The Grantee may exercise these Rights in addition to any Rights that may be exercisable pursuant to Section 3.

      Section 3.  Performance-Based Stock Appreciation Rights

       As soon as practicable after the Company's independent auditors have certified the Company's financial statements for the Award Year, the Committee shall determine for purposes of this Agreement the Company's (1) earnings growth ("EG"), (2) growth in non-regulated net income ("NRNI"), and (3) share price relative to book value ("Price/Book Value") as of the end of the Award Year. The EG, NRNI and Price/Book Value shall be determined by the Committee based on financial results reported to shareholders in the Company's annual reports and shall be subject to adjustment by the Committee for extraordinary events, including, but not limited to, temperature fluctuation. The Committee shall promptly notify the Grantee of its determination.

             In addition to the Rights that may be exercised pursuant to Section 2, and subject to the continued employment requirements in Section 4(d), the Grantee may exercise Rights on up to [X,XXX] shares (the "Maximum Performance Award") as follows:

       (1) If the EG for the Award Year exceeds the median five-year weighted average growth for companies included in the C.A. Turner database (natural gas distribution companies and integrated natural gas distribution companies), the Grantee may exercise Rights on up to fifty percent (50%) of the Maximum Performance Award, as follows:

            (i) If the EG is in the fourth quartile of companies in the C.A. Turner database, the Grantee may exercise Rights on fifty percent (50%) of the Maximum Performance Award, or

            (ii) If the EG falls between the median and the fourth quartile, the Grantee may exercise Rights on a portion of the fifty percent (50%) available under this paragraph that is pro-rated to reflect the position of the Company's earnings growth within the third quartile, or

            (iii) If the EG is at or below the median, the Grantee may not exercise any Rights available under this paragraph (1);

       (2) If the temperature-adjusted NRNI for the Award Year exceeds the temperature-adjusted NRNI for the prior calendar year by fifteen percent (15%) or more, the Grantee may exercise Rights on thirty percent (30%) of the Maximum Performance Award. If the temperature-adjusted NRNI for the Award Year does not exceed the temperature-adjusted NRNI for the prior calendar year by at least fifteen percent (15%), the Grantee may not exercise any Rights available under this paragraph (2); and

      (3) If the Price/Book Value for the Award Year is equal to or greater than the average Price/Book Value for the Award Year of companies in the third quartile of the C.A. Turner database (natural gas distribution companies and integrated natural gas distribution companies), the Grantee may exercise Rights on twenty percent (20%) of the Maximum Performance Award. If the Price/Book Value for the Award Year is not equal to or greater than


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the average Price/Book Value for the Award Year of companies in the third quartile of the C.A. Turner database the Grantee may not exercise any Rights available under this paragraph 93). If one or more of the companies in the C.A. Turner database is at any time during the Award Year the subject of an announced acquisition, its stock shall not be considered for purposes of this paragraph
(3).

      Section 4.  Additional Terms and Conditions

      (a) In the event of a Change in Control, as defined in the Plan, during the Award Year, the Grantee may exercise Rights on the maximum number of shares set forth in Sections 2 and 3, as if all service and performance criteria were satisfied, pro rated based on the proportion of the Award Year that has expired as of the date of such Change in Control.

      (b) The Grantee may exercise Rights by delivering or mailing to the Committee at the Company's address at the time of exercise a notice in writing specifying the number of Rights to be exercised.

      (c) The Rights are exercisable only by the Grantee or, in the case of the Grantee's death or incapacity, by the Grantee's executors, administrators, guardians or other legal representatives, and shall not be assignable or transferable by the Grantee, other than by will or the laws of descent and distribution.

       (d) If the Grantee is separated from employment before Rights have been exercised, such unexercised Rights shall be exercisable or forfeited as follows, except that under no circumstances may any Rights be exercised after the Expiration Date:

             (i) Upon voluntary termination by the Grantee (other than for retirement at age 65 or as accepted by the Committee), any unexercised Rights shall be forfeited, unless otherwise determined by the Committee.

             (ii) Upon termination by the Company for failure of job performance or other just cause as determined by the Committee, any unexercised Rights that are exercisable on the date of termination may be exercised during a period of 30 days following termination, after which time the Rights will expire, unless such period is extended by the Committee.

             (iii)If the Grantee terminates employment during the Award Year by reason of death or total and permanent disability (as determined by the Committee), the Grantee may exercise Rights that would otherwise have been exercisable at the end of the Award Year, pro rated based on the proportion of the Award Year during which the Grantee was employed by the Company. The remaining Rights shall be forfeited unless the Committee determines otherwise. If the Grantee terminates employment at any time by reason of death, all unexercised Rights shall expire (if they have not otherwise expired) on the later of (A) six months from the date of death, or (B) March 15, 2001, unless extended by the Committee.

             (iv) Upon retirement of the Grantee at age 65 or as accepted by the Committee, any unexercised Rights may be exercised no later than the fifth anniversary of such retirement, at which time unexercised Rights shall expire, unless such period is extended by the Committee.

      Section 5.  Effect on Prior Agreement

      Pursuant to an Agreement dated January 1, 1998, between the Company and the Grantee (the "1998 Agreement"), awards may vest as of the end of each of 1998, 1999, and


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2000. This Agreement hereby modifies the 1998 Agreement to provide that no awards shall vest for years after December 31, 1999. This Agreement does not affect the status of awards that vested as of the end of 1998 or 1999, and the terms of the 1998 Agreement shall continue in effect with respect to those awards.

      Section 6.  Withholding

       The Grantee shall be solely responsible for any federal, state and local income taxes imposed in connection with the exercise of the Rights. The Company may satisfy any withholding tax obligation by withholding an appropriate amount of any cash due the Grantee upon exercise of the Rights.

      Section 7.  Additional Conditions to Exercise of Rights

       Each exercise of Rights shall be subject to the condition that if at any time the Committee shall determine, in its sole discretion, that it is necessary or desirable as a condition of, or in connection with, such exercise (i) to satisfy withholding tax or other withholding liabilities, or (ii) to obtain the consent or approval of any regulatory body, then in any such event such exercise shall not be effective unless such withholding, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Any such limitation affecting the right to exercise Rights shall not extend the time within which Rights may be exercised, unless the Committee in its sole discretion determines otherwise; and neither the Company or any affiliate of the Company, the directors or officers of the Company or any affiliate of the Company, nor the Committee shall have any obligation or liability to the Grantee or to any executor, administrator, guardian or other legal representative of the Grantee regarding Rights which may expire because of such limitation.

      Section 8.  Adjustment of Shares

       (a) If the Company shall be involved in a merger, consolidation or other reorganization, whether or not the Company is the surviving corporation, any unexercised Rights received hereunder shall be deemed Stock Appreciation Rights as to the same number of shares in the surviving corporation that a holder of the number of shares of Common Stock subject to the unexercised Rights would be entitled to receive under the terms of the merger, consolidation or other reorganization. Any Rights deemed granted under this Section 8(a) shall be deemed granted on the date the original Rights were granted. If the Company is not the surviving corporation, the surviving corporation (the "Successor") shall succeed to the rights and obligations of the Company under this Agreement.

      (b) If any subdivision or combination of shares of Common Stock or any stock dividend, capital reorganization or recapitalization occurs after the adoption of the Plan, the Committee shall make such proportionate adjustments as are appropriate in order to prevent the dilution or enlargement of the Grantee's Rights.

      Section 9.  No Right to Employment

      Nothing contained in this Agreement shall be deemed by implication or otherwise to confer upon the Grantee any right to continued employment by the Company or any affiliate of the Company.

      Section 10. Notice


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      Any notice to be given hereunder by the Grantee shall be sent by mail addressed to Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904, for the attention of the Committee, c/o the Secretary, and any notice by the Company to the Grantee shall be sent by mail addressed to the Grantee at the address of the Grantee shown on the first page hereof. Either party may, by notice given to the other in accordance with the provisions of this Section 10, change the address to which subsequent notices shall be sent.

      Section 11. Assumption of Risk

      It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of shares of Common Stock.

      Section 12. Terms of Plan

      This Agreement is entered into pursuant to the Plan (a copy of which has been delivered to the Grantee). This Agreement is subject to all of the terms and provisions of the Plan, which are incorporated into this Agreement by reference, and the actions taken by the Committee pursuant to the Plan. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern. All determinations by the Committee shall be in its sole discretion and will be binding on the Company and the Grantee.

      Section 13. Governing Law; Amendment

      This Agreement shall be governed by, and shall be construed, enforced and administered in accordance with, the laws of the State of Delaware (without regard to its choice of law rules) and the requirements of any applicable federal law. This Agreement may be modified or amended only by a writing signed by the parties hereto.

      Section 14. Terms of Agreement

      This Agreement shall remain in full force and effect and shall be binding on the parties hereto for so long as Rights remain outstanding.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name, and the Grantee has executed the same in evidence of the Grantee's acceptance hereof, upon the terms and conditions herein set forth, as of the day and year first above written.



                                    CHESAPEAKE UTILITIES CORPORATION

                                    By:   ________________________________



                                          ________________________________
                                          Grantee


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